[LOGO]
TRIMERIS

February 23, 1995

Mr. Matthew A. Megaro
64 Irving Avenue
Atherton, VA 94027

Dear Matt:


On behalf of everyone at Trimeris, I want you to know how excited we are about your joining our team. Your experience and "can do" attitude is just what we all think can propel Trimeris into a tremendously successful company.

Here is the offer we have discussed. You will join Trimeris as Chief Financial Officer.

Your initial salary would be $130,000 per year, payable monthly. You would be granted options to purchase 200,000 shares of common stock. The exercise price of the shares will be Fair Market Value of the Common Stock, which would be determined by the Board on your starting date. This price is currently $0.05 per share, and I would expect that it would not change between now and that time. These options are part of the company's management incentive option plan, and we would be pleased to work with you to set the best format (ISOs verus Non-Qualified) for your situation. The options would be subject to normal vesting schedule of four years with a one year "cliff", which means that during the first year, none vest. At the end of the first year of employment, you would become vested in the amount of 25%. From that time forward, vesting would be 1/36 per month over the next three years, based upon performance.

In addition to this grant, you may purchase 50,000 shares immediately upon your joining the company, at Fair Market Value ($0.05 per share). If for any reason you choose to leave Trimeris within two years of your employment date, you then must sell these 50,000 shares back to the company and the company must buy them back from you at the purchase price within 30 day. If you are terminated for reasons other than Cause then you may keep the shares if you wish, however, if you wish to have the company repurchase them, then Trimeris will repurchase the shares for the purchase price within 30 days of separation. As additional incentive to join Trimeris, you will be granted a one-time hiring bonus of $15,000 to be paid during the first month of employment. Also, you will be eligible for a bonus during 1995 of $ 10,000 which will be based upon the achievement of agreed upon milestones.



           Trimeris, Inc.   Two University Place   Durham, NC   27707
                         919/419-6050  919/419-1816 Fax

Trimeris has agreed to pay for reasonable relocation costs related to your move from California (includes moving of household goods, transportation of family members and up to one month living expenses in North Carolina.)

Of course, you would be a full participant in all of the company's health benefits plans.

Matt, I trust this letter accurately captures what we discussed. If not, please let me know.

Once again, we think we have the potential of building a substantial company in Trimeris. The sense of challenge and teamwork (and having fun, too!) in creating something of lasting value and importance in human medicine is what drives each of us. We think you have the spirit and the capability to help lead Trimeris to maximize this potential

We all look forward to your arrival on the 6th of March.

Sincerely,

/s/ Richard A. Franco

Richard A. Franco, Sr.
President & Chief Executive Officer

Accepted by: /s/ Illegible                   Date: 3/10/95
             ----------------------------          -------

cc: Jesse Treu